Contacts:
West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial FD Evan Smith / Theresa Kelleher (212) 850-5600 wst@fd.com

West Announces First Quarter 2008 Results

- Reported Diluted EPS of $0.76 Includes Restructuring Costs and Other Gains -

- Adjusted Diluted EPS(1) of $0.72 -

- Updates Full-Year 2008 Guidance -

- Conference Call Scheduled for 9 a.m. E.D.T. Today -

Lionville, PA May 1, 2008 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced results for the first quarter of 2008. Reported results included net after-tax benefits of $1.3 million, or $0.04 per diluted share, representing the combined effects of restructuring charges, a contract settlement gain and a discrete foreign tax benefit.

Summary quarterly results are as follows:

($ millions, except per-share data )	Three Months Ended March 31

	2008	2007
Net Sales	$270.7	$257.6
Gross Profit	83.5	80.4
Reported Operating Profit	38.1	39.6
Adjusted Operating Profit (1)	37.8	39.6
Reported Diluted EPS	$0.76	$0.77
Adjusted Diluted EPS (1)	$0.72	$0.77

(1) See corresponding note under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Consolidated revenue in the first quarter 2008 was $270.7 million, up from $257.6 million in the first quarter 2007, a 5.1% increase. Currency translation contributed 6.3% of sales growth. Excluding currency, Pharmaceutical Systems segment sales grew at 0.7%, and Tech Group segment sales declined by 5.9%. Both segments’ sales were affected by expected sales declines, including the cessation of production and sales of the Exubera inhalable insulin device in Tech Group, and in Pharmaceutical Systems, reduced sales of components for packaging certain anemia (or “ESA”) drugs, which are now subject to more restrictive regulatory and reimbursement conditions, and of a diagnostic component, which the Company no longer produces.

Consolidated gross profit margin was 30.8% in the quarter, or 0.4 percentage points lower than in the prior-year quarter. The lower margin was due to the effects of the less profitable sales mix caused by the expected sales declines, and to higher manufacturing costs. Reported quarterly operating profit of $38.1 million included a net benefit of $0.3 million from a contract settlement relating to the manufacture of devices for the discontinued Exubera® product, net of restructuring costs. Excluding those items, adjusted operating profit was $37.8 million, compared to $39.6 million in the first quarter of 2007.

Executive Commentary

“While we did not equal last year’s extraordinarily strong first quarter, I am very satisfied with our first quarter results, which were consistent with our expectations,” said Donald E. Morel Jr. Ph.D., the Company’s Chairman and Chief Executive Officer. “The Tech Group operating results improved despite the loss of the Exubera business. Organic sales growth in Pharmaceutical Systems muted the impact of the decline of our customers’ ESA drug sales. We believe that sales of components for ESA drugs will return to a more normal pattern, if not at the same high levels, following the uptake of customer inventories, which is now underway. Excluding the effects of the predicted sales declines and currency, sales growth was over seven percent and in line with our long-term expectations.”

“There is no fundamental change in our plans or outlook for 2008,” said Dr. Morel. “We continue to move forward with increased spending on research and development and information systems, and are making important progress on the capital and restructuring programs that we began last year. Consistent with those plans, during 2008 we will introduce several key products, including silicone oil-free prefillable syringes and a passive safety needle system. These products are expected to add new sources of significant revenue growth beginning in two or three years. While continuing to invest for the future, we remain committed to achieving our 2008 financial objectives.”

Pharmaceutical Systems Segment

Pharmaceutical Systems segment sales in the first quarter of 2008 were $207.5 million, up from $191.3 million in the first quarter of 2007, an 8.4% increase, with favorable foreign currency translation contributing 7.7 percentage points. Excluding the effects of translation, sales grew by 0.7%. Approximately 60% of segment sales are reported in currencies other than the US dollar and benefited from the relatively weak dollar, primarily in relation to the Euro. Lower sales of components used for packaging ESA drugs accounted for $7.1 million of lower revenue, and sales of a diagnostic component that the Company ceased producing at the end of 2007 were $3.9 million lower. Together, these products accounted for a 5.8% decline in sales compared to the first quarter of 2007. Offsetting these lower sales were price increases, increased sales of safety and administration systems products, and volume increases in other pharmaceutical packaging products.

Gross profit in this business segment increased by $2.9 million in the quarter, to $74.9 million, and gross margin declined 1.5 percentage points, to 36.1%, when compared to the prior year period. The primary causes of the lower gross margins were a less profitable sales mix, primarily because of lower ESA drug-related component sales, and increased indirect staffing costs in support of expanding production capacity and cost-savings initiatives. Research and development spending increased by $1.8 million over the prior year quarter, due principally to a planned increase in spending on products incorporating Daikyo Crystal Zenith® and on auto injector devices. Segment selling, general and administrative (“SG&A”) costs of $26.1 million were $2.4 million higher than the prior year quarter and were 12.6% of segment sales, compared to 12.4% in the same period in 2007. $1.5 million of the increase was attributed to the impact of currency, and $0.9 million was due to a planned increase in information technology spending. As a result, the Pharmaceutical Systems segment operating profit was $43.6 million, or $1.1 million lower than the first quarter of 2007.

Tech Group Segment

Tech Group segment generated sales of $66.4 million in the first quarter of 2008, $2.6 million below the prior-year period. Lower sales were due to the absence of Exubera inhalable insulin device sales, which accounted for $9.9 million of sales in the first quarter of 2007, and $2.7 million of lower sales of packaging for an over-the-counter product. Substantially offsetting those revenue losses were sales increases for a range of customers’ consumer and healthcare products, which included increases of:

•	$2.9 million of IV and blood filter products now being produced in the Company’s Michigan and Puerto Rico facilities,
•	$1.6 million of an intra-nasal delivery device,
•	$1.6 million of insulin pens and components, and
•	$1.1 million of SpoutPak® juice and dairy carton closures.

Gross profit in the segment improved slightly, to $8.6 million versus $8.4 million in the comparable 2007 period, and gross margin improved to 12.9% from 12.2% in the prior-year quarter. Increased tooling and engineering revenues, and lower overhead costs as a result of the restructuring provided the margin improvement, more than compensating for the impact of lower revenues. Tech Group SG&A spending was $0.9 million lower than in the first quarter of 2007 due to the benefits of restructuring, and lower intangible asset amortization. The improved gross margin and lower SG&A costs contributed to an operating profit of $3.7 million in the quarter, compared to $2.8 million in the prior-year period.

Restructuring and Other Items

During the fourth quarter of 2007, the Company announced a restructuring plan for the operations in the Tech Group segment. The Company incurred pre-tax charges of $1.0 million under the plan in the first quarter of 2008, out of a now-estimated $5.0 million to $7.0 million of plan costs that are expected to be incurred in 2008.

In the first quarter, the Company signed an agreement with Nektar Therapeutics, which provides for the reimbursement of the Company’s costs of maintaining and closing the Exubera device production facility and of related tangible investments. The Company recognized $1.3 million of operating profit in the quarter as a result of that agreement.

The Company was granted a concessionary tax rate for its manufacturing operations in Singapore during the first quarter, in connection with the Company’s planned expansion there. Due primarily to that rate change, the Company recognized a $1.1 million tax benefit in the first quarter, reducing current and deferred tax liabilities to reflect the new local tax rate.

Corporate and Other Items

Unallocated corporate general and administrative costs declined by $0.3 million, to $5.6 million in the quarter, and US pension costs declined slightly. Stock-based compensation costs were higher due primarily to the effect of an increase in the Company’s share price in the current quarter, which increased costs, in contrast to a decrease in share price and costs in the first quarter of 2007.

Net interest expense was $0.8 million higher than in the prior-year quarter, primarily as a result of the issuance of $161.5 million of convertible debentures in March and April, 2007. Excluding the tax effects of restructuring costs and of the Exubera contract settlement, as well as the discrete tax benefits recognized in the quarter, the effective tax rate was 27.3%.

Equity interests in affiliated companies produced a loss of $0.1 million in the quarter, compared to income of $0.5 million in the prior-year quarter, due primarily to a fixed asset write-off in the Company’s Japan affiliate, Daikyo Seiko Ltd., in connection with the expansion-related demolition of an existing building.

Fully diluted earnings per share were affected by a 1.6 million, or 4.6%, increase in the weighted average number of shares included in determining that measure. The increase is primarily due to the 2007 issuance of $161.5 million of debentures, which are convertible into 2.9 million shares of Company stock, reduced in part by the Company’s repurchase of 1 million shares, primarily during the second half of 2007. The effect of the shares issueable upon conversion of the debentures is mitigated by the exclusion from the diluted earnings per share calculation of $1.1 million of after-tax interest costs that would not be payable if the debentures had been converted.

2008 Guidance

For the full-year 2008, West’s financial guidance, at revised exchange rates(2), is summarized as follows:

2008 Guidance(2)
Estimated Consolidated Sales	$ 1,080 million
Pharmaceutical Systems Revenue Estimate	$ 830 to $ 840 million
Tech Group Revenue Estimate (includes $15 million of inter-company sales)	$ 260 to $ 270 million
Consolidated Gross Profit Margin Estimate	29.5%
Adjusted Diluted EPS(1) (3) Estimate	$2.40 to $2.50

(1)	(2) (3) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

First-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Daylight Time today. To participate on the call please dial (888) 790-3758 or (210) 839-8398. The passcode is WST.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investor” section. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, May 15, 2008, by dialing (800) 704-0508 or (402) 220-0326 and entering conference ID# 4320429.

Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd

Exubera® is a registered trademark of Pfizer, Inc.

SpoutPak® is a registered trademark of Evergreen Packaging Inc.

WEST PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended
	March 31, 2008		March 31, 2007
Net sales	$270.7	100%	$257.6	100%
Cost of goods sold	187.2	69	177.2	69
Gross profit	83.5	31	80.4	31
Research and development	5.4	2	3.6	2
Selling, general and administrative expenses	40.1	15	37.0	14
Restructuring and other items	(0.3)	—	—	—
Other expense, net	0.2	—	0.2	—
Operating profit	38.1	14	39.6	15
Interest expense, net	3.1	1	2.3	1
Income before income taxes and minority interests	35.0	13	37.3	14
Provision for income taxes	8.5	3	11.2	4
Minority interests	0.2	—	0.1	—
Income from consolidated operations	26.3	10%	26.0	10%
Equity in net income of affiliated companies	(0.1)		0.5
Net income	$26.2		$26.5
Net income per share:
Basic	$0.81		$.81
Assuming Dilution	$0.76		$.77

Average common shares outstanding	32.2		32.7
Average shares assuming dilution	36.1		34.5

WEST PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARIES

REPORTING SEGMENT INFORMATION

(UNAUDITED)

(in millions)

	Three Months Ended
	March 31
Net Sales:	2008	2007
Pharmaceutical Systems	$207.5	$191.3
Tech Group	66.4	69.0
Eliminations	(3.2)	(2.7)
Consolidated Total	$270.7	$257.6

Operating Profit (Loss):
Pharmaceutical Systems	$43.6	$44.7
Tech Group	3.7	2.8
U.S. pension expense	(1.5)	(1.6)
Stock-based compensation expense	(2.4)	(0.4)
General corporate costs	(5.6)	(5.9)
Restructuring and other items	0.3	—
Consolidated Total	$38.1	$39.6

WEST PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARIES

FINANCIAL CONDITION

(UNAUDITED)

(in millions)

	As of March 31, 2008	As of December 31, 2007
Cash	$93.6	$108.4
Working capital	$264.1	$229.4
Debt	$417.5	$395.1

WEST PHARMACEUTICAL SERVICES, INC. AND SUBSIDIARIES

CASH FLOW ITEMS

(UNAUDITED)

(in millions)

	Three Months Ended March 31
	2008	2007
Depreciation and amortization	$14.7	$14.0
Operating cash flow	($6.9)	$3.3
Capital expenditures	$22.8	$20.9

WEST PHARMACEUTICAL SERVICES, INC.

RECONCILIATION OF REPORTED OPERATING PROFIT, INCOME AND REPORTED DILUTED EPS TO ADJUSTED OPERATING PROFIT, ADJUSTED INCOME AND ADJUSTED DILUTED EPS

(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2008

(in millions, except per share data)

	As Reported March 31, 2008	Restructuring (1)	Contract settlement, net (1)	Tax benefits (1)	Non-GAAP March 31, 2008
Operating profit	$38.1	$1.0	$(1.3)	$—	$37.8
Interest expense, net	3.1	—	—	—	3.1
Income before income taxes and minority interests	35.0	1.0	(1.3)	—	34.7
Income tax expense (benefit)	8.5	0.4	(0.5)	1.1	9.5
Minority interests	0.2	—	—	—	0.2
Income from consolidated operations	26.3	0.6	(0.8)	(1.1)	25.0
Equity in net income of affiliated companies	(0.1)	—	—	—	(0.1)
Income from continuing operations	$26.2	$0.6	$(0.8)	$(1.1)	$24.9
Net income per diluted share:
Continuing operations	$0.76	$0.02	$(0.03)	$(0.03)	$0.72

WEST PHARMACEUTICAL SERVICES, INC.

SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

(1) “Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS),” both of which are non-GAAP financial measures, are defined as reported operating profit and reported diluted EPS excluding the impact of Tech Group restructuring costs and a benefit attributable to the settlement of the Nektar contract, in both cases net of applicable income taxes, and a discrete tax benefit. The non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures. A reconciliation of the non-GAAP financial measures to the most comparable financial results prepared in conformity to GAAP is provided in the materials accompanying this earnings release.

Restructuring charges in the first quarter were $1.0 million and are expected to be between $5 million and $7 million for the full-year 2008. The restructuring is expected to yield cost savings of $3 million in 2008 and $7 million annually thereafter.

During the first quarter we received a payment from Nektar, which more than offset related raw material, severance and facility costs, resulting in a net gain of $1.3 million. We received a final payment in the second quarter of 2008, principally reimbursing us for our contractual lease obligations, investment in equipment and other related costs, which is expected to at least equal the related costs.

We recorded a $1.0 million tax benefit in the first quarter of 2008 related to obtaining a concessionary tax rate in Singapore. In addition, we recorded an unrelated $0.1 million tax benefit resulting from the expiration of tax audit years in certain foreign jurisdictions. We expect our effective tax rate to be 27.3% but excluding the effects of: the $1.1 million of tax benefits recognized in the first quarter; tax benefits associated with restructuring costs; and the impact, if any, of unusual items, or changes to tax contingencies and valuation reserves relating to prior years’ income tax provisions.

(2) Reflects relative currency valuations that are at or near current levels, most significantly the Euro, which is now reflected in the Company’s estimates for the remainder of the year at $1.50 per Euro, compared to $1.40 per Euro in its earlier full-year 2008 guidance statements.

(3) Reconciliation of 2008 Adjusted Guidance to 2008 Reported Guidance

	Full Year 2008 Guidance
	Net Income (in millions)		Diluted Earnings Per Share
Adjusted guidance	$83.0	to $86.7	$2.40	— $2.50
Restructuring, net of tax	(4.6	) to (3.3)	(0.13	) to (0.09)
Contract settlement gain, net of tax	0.8		.03
Discrete tax benefits	1.1		.03
Reported guidance	$80.3	to $85.3	$2.33	— $ 2.47

Safe Harbor Statement

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts. Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements. West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;
•

competition from other providers in the Company’s businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;
•

the timing, regulatory approval and commercial success of customer products that incorporate our products, including relevant third-party reimbursement for prescription products, medical devices and components and medical procedures in which those products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;
•	maintaining or improving production efficiencies and overhead absorption;
•

the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities ;

•	dependence on third-party suppliers and partners, including our Japanese partner Daikyo Seiko, Ltd.;
•

the availability and cost of skilled employees required to meet increased production, managerial, research and other needs of the Company, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products;
•	raw-material price escalation, particularly petroleum-based raw materials, and our ability to pass raw-material cost increases on to customers through price increases;
•	claims associated with product quality, including product liability, and the related costs of defending and obtaining insurance indemnifying the Company for the cost of such claims;

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of the Company’s research and development efforts;
•	the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets;
•

dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with planned upgrades to existing business systems;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, and Japanese Yen;
•	changes in tax law or loss of beneficial tax incentives;
•	the conclusion of unresolved tax positions consistent with currently expected outcomes;
•	the timely execution and realization of savings anticipated by the restructuring plan for certain operations and functions of The Tech Group, announced in December 2007;

and other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including ourForm 10-K for the year 2007. You should evaluate any statement in light of these important factors.